Exhibit 16.1

July 21, 2022

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Form 8-K of Simplicity Esports and Gaming Company dated July 21, 2022. We agree with the statements made concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Prager Metis CPAs LLP

El Segundo, California